Exhibit 99.1

PRESS RELEASE

Ocera Announces Post-Merger Closure of Quebec Research Site

Company to Focus on Phase 2b Development of OCR-002

SAN DIEGO, September 17, 2013 — Ocera Therapeutics (Nasdaq:OCRX), a clinical stage biopharmaceutical company focusing on acute and chronic orphan liver diseases, today announced a restructuring plan involving the closure of operations in its Sherbrooke, Quebec facility effective November 11, 2013. The Sherbrooke facility housed 17 employees and research operations leveraging the Company’s proprietary chemistry technology platform, MATCH (Macrocyclic Template Chemistry), used to develop novel pre-clinical and clinical stage product candidates. Ocera will retain full rights to this technology.

The goal of the restructuring plan is to enable Ocera to focus management and financial resources on advancing its lead product candidate, OCR-002  (ornithine phenylacetate), in clinical trials for the treatment of hepatic encephalopathy associated with acute and chronic liver disease. Ocera expects to commence Phase 2b clinical trials of OCR-002 during the fourth quarter, 2013.

Ocera is the combined company following the merger of Tranzyme, Inc. and Ocera Therapeutics, Inc., a private company, on July 15, 2013. The Sherbrooke facility was part of the original Tranzyme operations prior to the merger.

“We are very excited that OCR-002 has been granted Orphan Disease and Fast Track status from FDA, and that we are approaching the point where we will be ready to commence patient enrollment in our Phase 2b trial. This post-merger closure helps support our clinical programs by streamlining operations to focus on developing OCR-002 for acute and chronic treatment of hepatic encephalopathy,” said Linda Grais, chief executive officer of Ocera. “I want to thank Dr. Helmut Thomas and his team at Sherbrooke for their excellent scientific work and for supporting several collaborative research programs in the past. I wish them all well in their future endeavors.”

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of proprietary compounds to treat acute and chronic orphan liver diseases. Ocera’s lead drug candidate OCR-002 (ornithine phenylacetate), which has been granted Orphan Disease and Fast Track status from FDA, is an ammonia scavenger in clinical development to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the progress and timing of clinical trials and statements regarding the expected timing of the restructuring plan as well as the reduction in workforce at the Sherbrooke Facility. Typically, these statements contain words such as “believe”, “anticipate”, “expect”, “plan”, “intend”, “project”, “estimate” and similar expressions. These and other forward-looking statements speak only as of the date of this release and are subject to substantial risks and uncertainties and other important factors that may cause Ocera’s actual results, performance, or achievements to differ materially from those anticipated, expressed, or implied by forward-looking statements. Additional risks and uncertainties are described more fully in Ocera’s Form 10-Q for the quarter ended June 30, 2013 filed on August 14, 2013 with the Securities and Exchange Commission. Please note that Ocera undertakes no obligation to update any of the forward-looking statements included herein.

Contact:

Susan Sharpe

Ocera Therapeutics, Inc.

(919) 328-1109

ssharpe@ocerainc.com